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                                                                   EXHIBIT 10.11

                             COMPUTER LITERACY, INC.


                               February 27, 1998


Robert Cudd
4576 Fairway Drive
Soquel, CA 95073


Dear Robert:

         Computer Literacy, Inc. (the "Company") is pleased to offer you employment on the following terms:

         1. POSITION. You will serve in a full-time capacity as Vice President of Marketing of the Company, reporting to myself. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

         2. SALARY. You will be paid a salary at the annual rate of $135,000, payable in semi-monthly installments in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

         3. BONUS. For your first year of employment, the Company will guarantee to you a bonus in the amount of $25,000 to be paid in quarterly installments. Upon your execution of this offer letter, you will receive a $10,000 signing bonus. Upon a presentation of valid receipts, the Company will reimburse to you your moving expenses in an amount not exceeding $3,000.

         4. STOCK OPTIONS. Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 260,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company's 1996 Stock Plan, as described in that Plan and the applicable stock option agreement. The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement. In the event of a Change in Control (as defined in the Plan), the vesting of your option will be accelerated, and an additional number of option shares will become vested that is equal to the greater of: (i) 50% of any unvested option shares; or (ii) a number of shares equal to the number you would become vested in had you provided 12 months of additional service following the Change in Control.

         5. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Like all Company employees, you will be required, as a condition to your employment with the


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Robert Cudd                                                               Page 2



Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

         6. PERIOD OF EMPLOYMENT. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

         7. OUTSIDE ACTIVITIES. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

         8. WITHHOLDING TAXES. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

         9. ENTIRE AGREEMENT. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

         10. AMENDMENT AND GOVERNING LAW. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

         We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. We look forward to having you join us as soon as possible.

         If you have any questions, please call me.

                                          Very truly yours,

                                          COMPUTER LITERACY, INC.


                                       By: /s/ Chris MacAskill
                                          -------------------------------------
                                          Chief Executive Officer

                                          Chris MacAskill


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Robert Cudd                                                               Page 3



I have read and accept this employment offer:


/s/ Robert Cudd
--------------------------------
Signature of Robert Cudd

Dated:  February 27, 1998


Attachment
Exhibit A:  Proprietary Information and Inventions Agreement